YP ANNOUNCES 3RD QUARTER RESULTS

YP Corp. (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services reported its financial results for the three months ended June 30, 2004. Net Revenue for the three months ended June 30, 2004 was $16,917,361 compared to $8,013,845 for the comparable period ended June 30, 2003, an increase of approximately 111%. The increase in revenue is principally the result of two factors: (1) an increase in the number of our Internet Advertising Package(TM) ("IAP") advertisers and (2) an increase in our monthly pricing. The Company had approximately 224,474 paying IAP advertisers and 320,296 activated IAP advertisers at June 30, 2004 compared to approximately 161,000 paying IAP advertisers and 235,162 activated IAP advertisers at June 30, 2003, an increase of approximately 39% and 36% respectively. The increase in paying advertisers is due to the continued success of our marketing program. YP Corp. utilizes direct mailings as its primary marketing program.

Operating income for the three months ended June 30, 2004 was $3,513,172 compared to $2,155,018 in the same period in fiscal 2003, an increase of approximately 63%. Operating margins were approximately 21% compared to approximately 27% in the same period in fiscal 2003. Income before income taxes for the three months ended June 30, 2004 was $4,048,533 compared to $2,352,869 in the comparable period in 2003, an increase of approximately 72%. Pre-tax margins were approximately 24% in the fiscal 2004 period compared to approximately 29% in the fiscal 2003 period. The decrease in operating and pre-tax margins is primarily the result of a short-term increase in dilution resulting from our program to convert direct-invoice billed advertisers to telephone billing through the advertisers' Local Exchange Carriers. However, we expect the dilution to be reduced to more normal levels over the next few quarters as this dilution runs its course through the billing system.

Net profits for the three months ended June 30, 2004 were $2,631,547, or $0.06 per share ($.05 per share on a diluted basis). compared to net profits of $1,676,830, or $0.04 per share in the comparable period in 2003 or an increase of approximately 57% in net income. Net margins were approximately 17% for the three months ended June 30, 2004 versus 21% for the fiscal 2003 period.

Peter J. Bergmann, YP Corp.'s CEO commented, "We are seeing strong growth in fiscal 2004. Despite the events of the quarter, we expect the long-term effect on profitability to be positive as a result of our efforts."


ABOUT YP CORP.
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package(TM) ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of June 30, 2004, YP Corp. had approximately 320,000 activated IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.

FORWARD-LOOKING DISCLAIMER
This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the continued success of the marketing program; (ii) the Company's expectation that dilution will be reduced to more normal levels over the next few quarters; and (iii) the Company's expectation of strong growth in fiscal 2004 and profitability to be positive.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) challenges the Company will face as a result of the indictment of its former CEO; (ii) the success of existing competitors and the introduction of new competitors in the market; (iii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iv) risk factors and cautionary statements made in the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2004; and (v) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

YP CORP. CONTACT
Roger Bedier
YP Corp Investor Relations
Phone 480-325-4339
rogerb@ypcorp.com